Exhibit 99.1

LKQ Corporation Increases Senior Secured Credit Facility

•	Facility increased by approximately $900 million to $3.2 billion

•	Maturity extended to January 2021

•	Pricing remains the same

Chicago, IL (February 1, 2016) - LKQ Corporation (Nasdaq:LKQ) announced that it closed on January 29, 2016 an amendment to its credit facility that increased the aggregate amount available thereunder from $2.3 billion to $3.2 billion. The amended facility includes a $2.45 billion multi-currency revolver, and a term loan facility of approximately $500 million and €230 million. The amended facility extended the maturity date from May 3, 2019 to January 29, 2021, and increased the flexibility of certain restrictive covenants, including provisions relating to additional indebtedness.
"We appreciate the ongoing support and confidence of the financial institutions involved in our credit facility. Along with our strong cash flow, the new facility provides our Company the liquidity and financial flexibility to invest in the continued growth of our business with the goal of enhancing long-term shareholder value,” stated Dominick Zarcone, Executive Vice President and Chief Financial Officer of LKQ Corporation.
Wells Fargo Securities, LLC served as Left Lead Arranger and Left Bookrunner on the credit facility. Merrill Lynch, Pierce, Fenner & Smith Incorporated, The Bank of Tokyo-Mitsubishi UFJ, LTD. and Citizens Bank, N.A. acted as Joint Lead Arrangers and Joint Bookrunners.
Wells Fargo Bank, National Association, will serve as the Administrative Agent, Bank of America, N.A., as Syndication Agent and The Bank of Tokyo-Mitsubishi UFJ, LTD and Citizens Bank, N.A. as Documentation Agents with respect to the amended credit facility.
About LKQ Corporation

LKQ Corporation (www.lkqcorp.com) is a leading provider of alternative and specialty parts to repair and accessorize automobiles and other vehicles.  LKQ has operations in North America, the United Kingdom, the Netherlands, Belgium, France, Scandinavia, Australia and Taiwan. LKQ offers its customers a broad range of replacement systems, components, equipment and parts to repair and accessorize automobiles, trucks, and recreational and performance vehicles.
Forward Looking Statements

Certain statements in this press release that are not historical facts are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward looking statements generally include expectations, beliefs, hopes, intentions or strategies regarding our future. Forward looking statements are subject to risks, uncertainties and other factors some of which are not currently known to us. Actual events or results may differ materially from those expressed or implied in the forward looking statements as a result of various factors. Some of such risks, uncertainties and other factors are described in our Form 10-K for the period ended December 31, 2014, and in other documents we file with the Securities and Exchange Commission from time to time. We assume no obligation to publicly update any forward looking statement to reflect events or circumstances arising after the date on which it was made, except as required by law.

Joseph P. Boutross-LKQ Corporation
Director, Investor Relations
(312) 621-2793
jpboutross@lkqcorp.com